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                                                                   Exhibit 99.4


                                      LOGO
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                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 23, 1998
                            ------------------------

TO THE STOCKHOLDERS OF DATAWORKS CORPORATION:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "DataWorks Special Meeting") of DataWorks Corporation, a Delaware corporation ("DataWorks"), will be held on December 23, 1998 at 10:00 a.m. local time at 5910 Pacific Center Boulevard, Suite 300, San Diego, California 92121 to consider and vote upon the following proposal:

     1. To approve and adopt the Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of October 13, 1998, as amended as of October 30, 1998 (the "Reorganization Agreement") among DataWorks, Platinum Software Corporation, a Delaware corporation ("Platinum"), and Zoo Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Platinum ("Merger Sub"), and to approve the merger of Merger Sub with and into DataWorks (the "Merger") pursuant to which DataWorks will become a wholly-owned subsidiary of Platinum. A copy of the Reorganization Agreement is attached as Appendix A to the Joint Proxy Statement/Prospectus accompanying this Notice.

     2. To transact such other business as may properly come before the DataWorks Special Meeting or any adjournment or postponement thereof.

The Reorganization Agreement, the proposed Merger and other related matters are more fully described in the attached Joint Proxy Statement/Prospectus.

Stockholders of record at the close of business on November 16, 1998 are entitled to notice of, and to vote at, the DataWorks Special Meeting and any adjournments or postponements thereof.

All DataWorks stockholders are cordially invited to attend the DataWorks Special Meeting in person. Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                                              By Order of the Board of
                                              Directors,

                                              Stuart W. Clifton
                                              Chairman of the Board, President
                                              and
                                              Chief Executive Officer

San Diego, California
November 23, 1998